Exhibit 11

PinnacleEntertainment, Inc.

Computation of Per Share Earnings

	For the three months ended June 30,
	Basic		Diluted (a)
	2003	2002	2003	2002
	(in thousands, except per share data-unaudited)
Average number of common shares outstanding	25,934	25,804	25,934	25,804
Average common shares due to assumed conversion of stock options	0	0	10	472

Total shares	25,934	25,804	25,944	26,276

Net loss	($2,384)	($6,415)	($2,384)	($6,415)

Per share net loss	($0.09)	($0.25)	($0.09)	($0.25)

	For the six months ended June 30,
	Basic		Diluted (a)
	2003	2002	2003	2002
	(in thousands, except per share data-unaudited)
Average number of common shares outstanding	25,934	25,625	25,934	25,625
Average common shares due to assumed conversion of stock options	0	0	10	168

Total shares	25,934	25,625	25,944	25,793

Net loss before cumulative effect of a change in accounting principle	($3,231)	($8,713)	($3,231)	($8,713)
Cumulative effect of a change in accounting principle, net of taxes	0	(56,704)	0	(56,704)

Net loss	($3,231)	($65,417)	($3,231)	($65,417)

Per share loss before cumulative effect of a change in accounting principle	($0.12)	($0.34)	($0.12)	($0.34)
Per share cumulative effect of a change in accounting principle, net of taxes	0.00	(2.21)	0.00	(2.21)

Per share net loss	($0.12)	($2.55)	($0.12)	($2.55)

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the condensed consolidated statements of operations.